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                                                                    EXHIBIT 99.2


[INTERVOICE LOGO]                                                   NEWS RELEASE

FOR IMMEDIATE RELEASE
CONTACTS
Intervoice, Inc.                Intervoice, Inc.
Rob-Roy J. Graham               Stephanie Leonard
Chief Financial Officer         Public Relations
+1 (972) 454-8712               + 1 (972) 454-8231
                                stephanie.leonard@intervoice.com

33-02

                  INTERVOICE-BRITE SHAREHOLDERS APPROVE COMPANY
                            NAME CHANGE TO INTERVOICE

    New Name Reflects Full Integration of Products, Services, Operations and Personnel of Former InterVoice and Brite; Aligns the Company and Products in
                               a Single Brand Name

DALLAS -- AUGUST 28, 2002-- InterVoice-Brite, Inc. (Nasdaq: INTV), today announced it received shareholders' approval to change its corporate name to Intervoice, Inc. The vote came at the Company's Annual Shareholders' Meeting held today in Dallas, TX. The name change is representative of the full integration of products, services, operations and personnel of the former InterVoice and Brite Voice Systems following their merger in 1999.

"Our overall goal is to build on Intervoice's history of market leadership while establishing our new vision of the converging marketplace and global customer requirements," said Bob Ritchey, President of Intervoice. "Effectively we are leveraging the success of Intervoice's nearly 20 years of experience while maintaining the strengths and values of the Brite acquisition. We will strive to enhance our leadership position in the market as we take our business, and customers, to the next level."

The Company also recently announced the convergence of its market-specific divisions, previously aligned as the Enterprise Solutions Division (ESD) and Network Solutions Division (NSD), into a single unified organizational structure. The consolidation enables a heightened focus on the Company's core product lines and enhances support for our customer markets while streamlining operational synergies and efficiencies.


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OTHER PROPOSALS APPROVED AT THE ANNUAL MEETING

The shareholders also approved a proposal to issue shares of the Company's common stock upon conversion of the Company's outstanding convertible notes, in lieu of cash payments on the convertible notes, and upon the exercise of the Company's outstanding warrants, to the extent that such issuance would require shareholder approval under the rules of the Nasdaq National Market; and a proposal to amend the Company's Employee Stock Purchase Plan to increase from 1,000,000 to 1,500,000 the aggregate number of shares of common stock authorized for issuance under the Plan.

ABOUT INTERVOICE

With more than 21,000 systems deployed around the globe, Intervoice is the world leader in converged voice and data solutions. We provide the applications, tools and infrastructure that enable enterprises and carriers to attract and retain customers and promote profitability. Omvia(TM), our open, standards-based product suite, is transforming the way people and information connect. Omvia offers speech-enabled IVRs and applications, multimedia and network-grade portals, wireless application gateways, and enhanced services such as unified messaging, short messaging services (SMS), voicemail, prepaid services and interactive alerts. Intervoice is headquartered in Dallas with offices in Europe, the Middle East, South America, and Asia Pacific. For more information, visit www.intervoice.com.



Editor's Note: Electronic files of the new Intervoice logo are available at: http://www.intervoice.com/pressroom/artwork.html.





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